Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Reports Second Quarter 2008 Earnings
Net Income Expands 36% in 2nd Quarter FY 2008
CENTENNIAL, Co., April 9, 2008 — Penford Corporation (Nasdaq: PENX), a global leader in renewable, natural-based ingredient systems for food and industrial applications, today reported that net income for its second quarter of fiscal year 2008, which ended on February 29, 2008, increased to $2.3 million, or $0.21 per diluted share, compared to net income of $1.7 million, or $0.19 per diluted share, for the same quarter in fiscal 2007.
On December 12, 2007, the Company issued 2.0 million shares of common stock in a public offering. The net proceeds of $47.2 million were used to repay outstanding debt. This transaction increased weighted average shares by 1.7 million for the quarter ended February 29, 2008.
Consolidated sales rose 3% to $87.9 million from $85.2 million a year ago due to improved average unit pricing worldwide, mix improvements in North American Food Ingredients and higher Australian Dollar exchange rates. Gross margin as a percent of sales declined to 13.1% from 14.5% last year on higher raw material and manufacturing costs. Operating expenses as a percent of sales declined to 7.6% from 8.6% last year. Income from operations decreased by $0.8 million on increased spending for research and development and lower gross margins. Second quarter non-operating income increased to $0.8 million from $0.2 million a year ago. The reduction in the effective tax rate for the second quarter to 19% resulted from the closure of tax items from prior years.
Interest expense decreased $1.1 million in the second quarter of fiscal 2008 to $0.6 million compared to $1.7 million last year. The decrease in interest expense was due to the reduced debt balances plus the decline in the interest rates since last year’s second quarter. Interest expense of $0.5 million and $0.1 million associated with the Company’s ethanol construction project was capitalized in the quarters ended February 29, 2008 and February 28, 2007, respectively. Approximately $38.7 million of the $59.5 million debt outstanding at February 29, 2008 is attributable to the Cedar Rapids ethanol project.
Reported net income for the first half of fiscal 2008 was $5.5 million, or $0.53 per diluted share, compared to net income of $4.3 million, or $0.47 per diluted share, a year ago. Consolidated sales for the six months ended February 29, 2008 grew 7% to $182.7 million and operating income expanded 5% to $8.4 million from $8.0 million the prior year.
Second Quarter Fiscal 2008 Segment Results
North American Industrial Ingredients segment sales rose 5.1% to $49.1 million in the second quarter. Higher unit prices increased revenue by $2.6 million and higher volumes contributed $0.9 million. Quarterly gross margin improved by $0.6 million to $7.4 million from $6.8 million last year. Gross margin as a percent of sales increased to 15.1% from 14.5% a year ago. Unusually severe weather in the Midwest increased operating costs by approximately $1.0 million during the second quarter. Despite this challenge, operating income grew 25% to $4.6 million from $3.6 million last year.
In the North American Food Ingredients business, quarterly revenues increased 7.4% to $15.6 million from $14.6 million last year on higher unit prices and mix improvements. Growth categories of bakery and cheeses expanded by more than 50% in the quarter and sales of core coatings products grew 4%. Operating income for the second quarter was comparable to last year at $2.2 million as higher spending on research projects and trial activity for new products offset increased gross margins.
Revenue at the Company’s Australia/New Zealand business declined 2.7% to $23.5 million from $24.1 million a year ago as the business migrated its mix of product offerings to those with higher returns. Second quarter grain costs were $2.3 million higher than a year ago. Pricing programs implemented to mitigate the higher input costs successfully offset $1.7 million of the higher grain costs in the second quarter. The business is also continuing to advance manufacturing rationalization and previously announced headcount reductions. Severance expense of $0.1 million was recorded in the second quarter, reflecting workforce reductions in the New Zealand manufacturing facility. The business restructure plan included a program of importing grain into Australia to supplement shortages in domestic supply during the second quarter of fiscal 2008. However, delays in receiving government approval to process these imports required the Company to purchase raw materials from alternate sources. These factors increased second quarter input and manufacturing costs by $1.0 million. The business reported a second quarter loss from operations of $2.0 million.
“The Company improved revenue and net income despite challenging procurement and operating conditions during the second quarter,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “Weather in the Midwest has normalized, and our North American businesses have been producing at planned levels since the beginning of the third quarter. Australian operations began processing imported grain in the second quarter and have now shifted to lower cost local grain supplies. We continue to expect solid performance in our second half of fiscal 2008.”
Conference Call
Penford will host a conference call to discuss second quarter financial and operational results today, April 9, 2008 at 11:00 a.m. Eastern Standard time. Access information for the call and web-cast can be found at www.penx.com. To participate in the call on April 9, 2008, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; expectations regarding the construction cost of the ethanol facility and the timing of ethanol production; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; the risk that results may be affected by construction delays, cost overruns, technical difficulties, nonperformance by contractors or changes in capital improvement project requirements or specifications; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; other unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed by the Company with the Securities and Exchange Commission..
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CHARTS TO FOLLOW

Penford Corporation	Three months ended		Six months ended
Financial Highlights	February	February	February	February
(In thousands except per share data)	29, 2008	28, 2007	29, 2008	28, 2007
	(unaudited)
Consolidated Results
Sales	$87,889	$85,241	$182,750	$170,741

Net income	$2,315	$1,706	$5,477	$4,279

Earnings per share, diluted	$0.21	$0.19	$0.53	$0.47

Results by Segment

Industrial Ingredients:

Sales	$49,076	$46,713	$98,286	$90,685
Gross margin	15.1%	14.5%	16.2%	14.1%
Operating income	4,568	3,649	10,265	6,830

Food Ingredients — North America:

Sales	$15,642	$14,561	$31,718	$29,801
Gross margin	26.8%	27.8%	27.6%	29.7%
Operating income	2,207	2,160	4,859	5,013

Australia/New Zealand:

Sales	$23,458	$24,104	$53,402	$50,628
Gross margin	(0.4)%	6.6%	5.7%	7.9%
Operating income (loss)	(2,045)	(57)	(2,120)	751

	February 29,	August 31,
	2008	2007
	(unaudited)
Current assets	$110,169	$105,279
Property, plant and equipment, net	175,147	146,663
Other assets	41,153	36,446

Total assets	326,469	288,388

Current liabilities	50,123	66,246
Long-term debt	52,759	63,403
Other liabilities	33,440	33,063
Shareholders’ equity	190,147	125,676

Total liabilities and equity	$326,469	$288,388

Penford Corporation	Three months ended		Six months ended
Consolidated Statements of Income (unaudited)	February	February	February	February
(In thousands except per share data)	29, 2008	28, 2007	29, 2008	28, 2007
	(unaudited)
Sales	$87,889	$85,241	$182,750	$170,741

Cost of sales	76,384	72,839	154,992	145,145

Gross margin	11,505	12,402	27,758	25,596

Operating expenses	6,666	7,333	13,906	14,433
Research and development expenses	2,073	1,578	4,095	3,150
Restructure costs	95	—	1,329	—

Income from operations	2,671	3,491	8,428	8,013

Non-operating income, net	791	229	1,254	751
Interest expense	601	1,689	1,867	2,993

Income before income taxes	2,861	2,031	7,815	5,771

Income tax expense	546	325	2,338	1,492

Net income	$2,315	$1,706	$5,477	$4,279

Weighted average common shares and equivalents outstanding, diluted	11,195	9,152	10,381	9,103

Earnings per share, diluted	$0.21	$0.19	$0.53	$0.47

Dividends declared per common share	$0.06	$0.06	$0.12	$0.12
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